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                                                             EXHIBIT (h)(34)(a)

                         INFORMATION SHARING AGREEMENT

   THIS AGREEMENT is effective as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), whichever shall last occur, by and between American Funds Service Company ("Fund Agent") on behalf of each fund in the American Funds Insurance Series (collectively, the "Funds" and each a "Fund") and AIG SunAmerica Life Assurance Company ("Intermediary"), on behalf of certain of its separate accounts (the "Accounts").


                                  WITNESSETH:

   WHEREAS, Fund Agent is the transfer agent of the Funds and has been duly authorized by the Funds to take any and all actions under this Agreement on behalf of the Funds;

   WHEREAS, the Intermediary has established, pursuant to applicable insurance law, one or more Accounts for the purpose of issuing, now and in the future, certain variable annuity and/or variable life insurance contracts (the "Contracts"); and

   WHEREAS, the Funds will serve as certain of the underlying investment mediums for the Contracts issued with respect to the Accounts, and will be offered by or otherwise made available by the Intermediary to Shareholders;

   WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either the Fund Agent or Intermediary for purposes of this Agreement (the Fund Agent and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

   WHEREAS, pursuant to the Rule, the Funds or the Funds' designee are required to enter into a shareholder information agreement with every intermediary that holds Fund Shares and this Agreement sets forth the terms and conditions for sharing information between the Parties pursuant to the Rule;

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Fund Agent and the Intermediary hereby agree as follows:

   1. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

   (a) The term "Fund" does not include any "excepted funds" as defined in the Rule, which includes any: (i) money market or cash management funds; (ii) funds that issue securities that are listed on a national exchange; or (iii) funds that affirmatively permit short-term trading of their securities, if the fund prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund. The term "Fund" shall also include the Funds' designee (i.e., principal underwriter or transfer agent).

   (b) The term "Fund Policies" means policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund resulting from short-term trading, as described in the applicable Fund's current prospectus.

   (c) The term "Good Cause" means any instance where (i) a Fund has experienced unusual levels or patterns of purchase or redemption activity and has a reasonable belief that such activity is an indication that trading activity in an Account is inconsistent with Fund Policies, (ii) upon review of

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shareholder information provided by Intermediary to Fund Agent, the Fund Agent reasonably believes it requires additional shareholder information to investigate compliance with Fund policies; or (iii) Fund Agent reasonably believes it needs additional shareholder information for the purpose of a periodic compliance review or audit.

   (d) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held through Accounts established by the Intermediary.

   (e) The term "Shareholders" shall mean those contract or policy owners of the Intermediary that hold an interest in a Fund, directly or indirectly, through Contracts issued by the Intermediary on behalf of the Accounts.

   (f) The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund. Shareholder-Initiated Transfer Purchases exclude the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of ''dollar cost averaging" programs, asset allocation programs or any other automatic rebalancing programs; (ii) required transactions pursuant to a Contract living or death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) transactions that are executed as a result of allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period. Fund Agent acknowledges that the list of exclusions may not be comprehensive and that other similar transactions may be excluded from the definition of Shareholder-Initiated Transfer Purchase as reasonably understood by the parties.

   (g) The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund. Shareholder-Initiated Transfer Redemptions exclude the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) transactions that are executed as a result of any deduction of charges or fees under a Contract;
(iii) transactions within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) transactions that are executed as a result of payment of a death benefit from a Contract; or (v) transactions that are executed as a result of minimum distributions required by applicable federal tax law. Fund Agent acknowledges that the list of exclusions may not be comprehensive and that other similar transactions may be excluded from the definition of Shareholder-Initiated Transfer Redemption as reasonably understood by the parties.

   (h) The term "written" includes electronic and facsimile writings and transmissions.

   2. Agreement to Provide Information. As of October 16, 2007, Intermediary agrees to provide the Fund Agent the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")1, or other government-issued identifier ("GII"), (or an equivalent
--------
1 According to the IRS, ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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identifying number if the TIN, ITIN or GII is not known), as well as the
Shareholder's number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the Account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Intermediary ("Transaction Information"). It is understood that Intermediary intends to provide the Transaction Information regarding each Fund daily, but a Fund may, from time to time, make a written request ("Request") regarding a specific Fund or for a specific period in accordance with this Agreement.

   Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions. Prior to October 16, 2007, the Fund Agent and the Intermediary agree that any request for Transaction Information, and the Intermediary's response, shall be governed by whatever practices the Fund Agent and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

   3. Period Covered by Request. Any Request must set forth a specific period for which the Transaction Information is being sought (the "Covered Period"), but the Covered Period (i) shall not include any day that is earlier than 180 days prior to the day Intermediary received the Request; and (ii) shall not include any period prior to October 16, 2007. The Fund Agent may request Transaction Information older than 180 days from the date of the Request (but not earlier than October 16, 2007) if it demonstrates Good Cause to Intermediary.

   4. Timing of Requests. Requests shall be made no more frequently than quarterly, unless Good Cause is demonstrated by the Fund Agent that a more frequent request is necessary to enforce Fund Policies.

   5. Form and Timing of Response/Indirect Intermediaries. Requests must include the TIN, ITIN, or GII if known and the Covered Period, and must be faxed to 818.615.1543 or emailed to 22c2informationrequest@sunamerica.com. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the Request relates.

   Intermediary agrees to make reasonable efforts to transmit the Transaction Information on its books and records to the Fund Agent promptly, but in any event not later than ten (10) business days (or other mutually agreed upon timeframe) after receipt of a Request. The format for the Transaction Information provided to the Fund Agent (either daily or as part of a Request) shall be via a mutually agreed upon format.

   If requested by Fund Agent in writing, Intermediary agrees to use best efforts to determine whether any specific Shareholder about whom it has Transaction Information is itself a financial intermediary ("Indirect Intermediary") and, upon further request by Fund Agent, promptly either
(i) provide (or arrange to have provided) the Transaction Information for those Shareholders who hold an account with an Indirect Intermediary, or
(ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of others, shares of the Fund. Intermediary additionally agrees to inform the Fund Agent whether it plans to perform (i) or (ii).

   6. Limitations on Use of Information. The Fund Agent agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of the Rule or other applicable laws, rules or regulations without prior written consent of

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Intermediary, or for any purpose not permitted under the privacy provisions of
Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

   Fund Agent represents and warrants that it will at all times maintain policies and procedures reasonably designed to (i) insure the security and confidentiality of Shareholder records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of Shareholder records and information; (iii) protect against unauthorized access to or use of Shareholder records or information; (iv) properly dispose of the Shareholder records and information by taking reasonable measures to protect against unauthorized access to, or use in connection with, its disposal; and (iv) upon request of Intermediary, will certify as to the disposal of Shareholder records and information. Fund Agent shall promptly provide written notice to Intermediary of any breach of Fund Agent's policy that has adversely impacted, or reasonably could adversely impact, Intermediary. In addition, upon Intermediary's reasonable request, Fund Agent shall provide a copy of its Privacy Policy or similar documentation indicating compliance with its security policies and procedures.

   7. Indemnification. Each party agrees to defend, indemnify and hold harmless the other Party from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with a third party claim or action brought against the other Party as a result of breaching a representation or warranty contained in this Agreement.

   8. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's Account) that violate Fund Policies.

   Any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases as set forth in Section 2. If the Fund determines that these restrictions are inadequate to address violations of Fund policies, then Intermediary agrees to take reasonable steps to address such violations, including restrictions on non-Shareholder-Initiated Transactions if the Fund deems it necessary to do so to address violations of Fund policies.

   9. Form of Instructions. Instructions must include the TIN, ITIN, or GII if known and the specific restriction(s) to be executed, and must be faxed to
818.615.1543 or emailed to 22c2fundrestriction@sunamerica.com. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the Request relates.

   10. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable. Intermediary shall use its best efforts to execute such instructions not later than five (5) business days (or other mutually agreed upon timeframe) after receipt of a request.

   11. Confirmation by Intermediary. Intermediary will provide written confirmation regarding any instructions executed on behalf of the Fund pursuant to this Agreement. Intermediary shall use its best efforts to provide such confirmation not later than ten (10) business days after receipt of a request.

   12. Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of

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such notice, all obligations under this Agreement shall be immediately suspended for the reasonable duration of such Force Majeure Event.

   13. Construction of the Agreement; Fund Participation Agreements. The Funds and Intermediary have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control with respect to the subject matter herein.

   14. Termination. Either party may terminate this agreement upon thirty
(30) days' written notice to the other party. In addition, this Agreement will terminate upon the termination of the Fund Participation Agreement with respect to any Fund.

   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

AMERICAN FUNDS SERVICE COMPANY                   AIG SUNAMERICA LIFE ASSURANCE
                                                 COMPANY

By:      /s/ Michael G. Krupa                    By:    /s/ Jana Waring Greer
         -----------------------                        ----------------------
Name:    Michael G. Krupa                        Name:  Jana Waring Greer
Date:    4/11/07                                 Date:  4/12/07

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